UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(b)  As SVB Financial Group (the “Company”) previously announced in April 2013, David Jones, the Company’s Chief Credit Officer, will be assuming the new position of President of Asia and will be relocating to China.  The effective date of his transition will be September 1, 2013.  Upon Mr. Jones’s transition, Marc Cadieux, the Company’s Assistant Chief Credit Officer, will succeed Mr. Jones as Chief Credit Officer. Mr. Jones will no longer be an executive officer of the Company after September 1, 2013.

(e)  In connection with his new position in China, Mr. Jones and the Company have entered into, as of August 7, 2013, an agreement, which sets forth the initial terms and conditions of his assignment to China, including his compensation and relocation and other benefits (the “Agreement”).  The material terms of the Agreement are described as follows:
Term of Assignment. The initial term of Mr. Jones’s assignment under the Agreement will be from September 1, 2013 through the end of the year.  The Company and Mr. Jones will continue their discussions of the terms of an assignment in 2014 and beyond.  Either Mr. Jones or the Company may terminate the Agreement at any time.
Compensation Arrangement. Under the Agreement, Mr. Jones will receive the following compensation:

•	Annual Base Salary: $450,000

•	Annual Cash Incentives: He will remain eligible to participate in the Company’s Incentive Compensation Plan and his annual cash incentive compensation target will be 50% of his annual base salary.

•	Equity Incentives: His previously-granted outstanding equity awards will continue to vest during his assignment in accordance with the applicable terms of those awards.
Assignment and Relocation Benefits. Under the Agreement, Mr. Jones will be entitled to receive benefits relating to his relocation and assignment to China, as described in the Agreement.

A copy of the Agreement is attached as Exhibit 10.1 and incorporated hereto by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	2013 International Assignment Agreement for David Jones

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2013	SVB FINANCIAL GROUP

	By:	/s/ GREG BECKER
	Name:	Greg Becker
	Title:	President and Chief Executive Officer